Exhibit 4(mm)


13 July 2004

Private & Confidential

PCCW-HKT Telephone Limited
39th Floor, PCCW Tower, TaiKoo Place
979 King's Road
Quarry Bay
Hong Kong

Attention: Mr. W. Michael Verge, Group Treasurer


Dear Sirs,

         Re:  Guarantee Facility of up to HK$780,000,000

We are pleased to advise that Standard Chartered Bank (HK) Ltd [GRAPHIC TRANSLATION OMITTED] (the "Issuing Bank") is prepared to extend the guarantee facility described below to you subject to the terms and conditions set out in this letter. In this letter, unless otherwise defined herein, each term or expression defined in Schedule 1 to this letter shall have the meaning attributed to it therein when used in this letter.

1.   Applicant

     PCCW-HKT Telephone Limited, a company duly incorporated in Hong Kong with its principal place of business at 39th Floor, PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong (the "Applicant").

2.   Facility

     A guarantee facility of up to a maximum amount of HK$780,000,000 (the "Facility") for the purpose of making available one or more Guarantees (as hereinafter defined) of up to a maximum amount of HK$780,000,000 (the "Maximum Amount").

3.   Purpose

     The Facility will be used to enable one or more Guarantees in the form set out in Schedule 2 to this letter (each a "Guarantee") to be issued by the Issuing Bank in favour of the Beneficiary for the purpose of guaranteeing payment to the Relevant Creditors of the Relevant Liabilities.

4.   Condition Precedent

     The Facility will become available to the Applicant (upon the terms and conditions contained in this letter) upon registration by the Registrar of Companies in Hong Kong of an office copy of the order of the High Court of Hong Kong approving the


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     Capital Reduction and the minute containing the particulars required by
     Section 61 of the Companies Ordinance (Cap. 32) of the Laws of Hong Kong.

5.   Drawing

(a) Subject to Clause 4 and Clause 9 of this letter, the Issuing Bank shall, upon request by the Applicant, issue and establish a Guarantee on any Business Day during the Drawdown Period, provided that:-

     (i) the Guarantee Request and Notice of Drawing, duly signed by a director or an authorised person of the Applicant, shall have been received by the Issuing Bank not later than 10.00 a.m. two (2) Business Days (or such shorter time as the Issuing Bank shall agree) prior to the intended date on which the Guarantee is to be issued or established;

     (ii) the maximum aggregate amount guaranteed under the Guarantee requested to be issued and all other Guarantees previously issued under the Facility, shall not exceed the Maximum Amount of the Facility;

    (iii) the expiry date of the relevant Guarantee to be issued and established shall not be later than the Final Maturity Date, but the expiry of the relevant Guarantee shall (in accordance with the terms of the relevant Guarantee) be without prejudice to the continuing liability of the Issuing Bank to pay or satisfy a Relevant Liability in respect of which a Relevant Creditor has made written demand of the Beneficiary prior to the Final Maturity Date and, if the Beneficiary disputes the claim, in respect of which the Relevant Creditor commences court proceedings within one month of the written demand and in each case, which has not been paid or satisfied by the Issuing Bank prior to the Final Maturity Date;

     (iv) the Applicant shall, on the date of submitting the Guarantee Request and Notice of Drawing, have deposited into the Charged Deposit Account (as defined in Clause 9 hereof) an amount equal to the Guaranteed Amount in respect of the relevant Guarantee;

     (v) the Issuing Bank shall have first received a guarantee issuance fee from the Applicant in an amount equal to 1% of the Guaranteed Amount in respect of the relevant Guarantee on the date of issuance or establishment of the relevant Guarantee;

     (vi) none of the events set out in Schedule 4 shall have occurred and be continuing.

(b) The issuance by the Issuing Bank of a Guarantee shall constitute a deemed Drawing under the Facility and, accordingly, with effect from the date on which the relevant Guarantee is issued, the Facility shall be deemed to have been utilized to the extent of, and reduced by an amount equal to, the Guaranteed Amount in respect of the relevant Guarantee. Additional Guarantees may be issued under the Facility until the Facility shall have been fully utilized.

(c) The Guarantee Request and Notice of Drawing, once given, shall be irrevocable and the Applicant shall be bound to make the Drawing requested therein.


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(d)  Any portion of the Facility remaining undrawn at the end of the Drawdown
     Period shall unless the Issuing Bank in its absolute discretion agrees automatically be cancelled and will thereafter not be available to the Applicant.

(e) The occurrence of any of the events set out in Schedule 4 shall not in any way affect the validity, status, enforceability or any other aspect or feature of any Guarantee previously issued under the Facility.

6.   Commitment Fee and Guarantee Issuance Fee

(a) A commitment fee will accrue on the unutilized and uncancelled amount of the Facility. The commitment fee will accrue from and including the date of this letter to but excluding the last day of the Drawdown Period. The rate of the fee will be 0.65% per annum. The Applicant agrees to pay the fee to the Issuing Bank in arrear at quarterly intervals after the date of this letter, on the last date of the Drawdown Period and on any earlier date on which the total unutilized amount of the Facility is reduced to zero by voluntary cancellation.

(b) On each anniversary of the date of issuance or establishment of a Guarantee issued hereunder which remains outstanding on such anniversary, the Applicant shall pay a guarantee issuance fee, in an amount equal to one percent. of the Guaranteed Amount in respect of such Guarantee.

7.   Voluntary Cancellation

     The Applicant may cancel the whole or part of the unutilized amount of the Facility by giving irrevocable notice to the Issuing Bank. Any part cancelled must be at least HK$10,000,000 and an integral multiple of HK$5,000,000. The notice shall take effect seven days after it is received by the Issuing Bank unless a later date is specified in the notice. In that case, the notice will take effect on the specified date. Any amount of the Facility which is voluntarily cancelled by the Applicant cannot be reinstated.

8.   Indemnity Relating To Guarantee

(a) Subject to Clauses 8(b) and 16(a) of this letter, the Applicant undertakes to pay to the Issuing Bank, upon demand by the Issuing Bank, all sums equal to each amount, and in the same currency, which has been paid by the Issuing Bank under the Guarantees issued under this Facility and to indemnify the Issuing Bank, on first demand by the Issuing Bank, from and against all losses, actions, claims, demands, liabilities, damages, penalties, costs, expenses or payments resulting from, or which the Issuing Bank may suffer, incur or sustain or be required to make under, this letter or any Guarantees issued under this Facility.

(b) The Issuing Bank shall only make payments under a Guarantee in accordance with the terms of the relevant Guarantee and the Applicant shall only be required to indemnify the Issuing Bank under Clause 8(a) of this letter to the extent that a payment under a Guarantee has been so made.

(c) So long as any Guarantee issued under the Facility remains outstanding, the Applicant shall not be discharged from the indemnity contained in Clause 8(a)


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     above notwithstanding that any obligations of the Applicant or the
     Beneficiary have become wholly or in part invalid or unenforceable or unrecoverable due to whatever reason.

(d) Notwithstanding that there shall have been any release, discharge or settlement between the Beneficiary and/or the Applicant and/or the Relevant Creditors under or in respect of any money or liability guaranteed by a Guarantee issued under this Facility, the Issuing Bank shall be entitled to retain the Charge Over Deposit Account or other rights or remedies held by the Issuing Bank as security for the obligations of the Applicant under this letter until the relevant Guarantees issued by the Issuing Bank have been returned to the Issuing Bank endorsed as discharged by the Beneficiary or the Beneficiary has confirmed in writing to the satisfaction of the Issuing Bank that the Issuing Bank no longer has any further liability under the relevant Guarantees, and until all the obligations and liabilities of the Applicant under this letter have been fully discharged.

9.   Security

     As security for, and as a condition precedent to the availability of, the Facility, the Applicant has granted to the Issuing Bank, pursuant to a Deed of Charge Over Deposit Account of even date herewith (the "Charge Over Deposit Account"), a first legal charge over a HK Dollar account no. 447-166-10100 of the Applicant with the Issuing Bank into which the Applicant is obliged initially (on the date specified in Clause 5(a)(iv) above) to deposit an amount equal to the Guaranteed Amount in respect of any Guarantee to be issued under this Facility, prior to the issue of the relevant Guarantee.

10.  Representations And Warranties

     The Applicant represents and warrants to the Issuing Bank that:-

     (i) Status: the Applicant is a company duly incorporated and validly existing under the laws of Hong Kong and has full power, authority and legal right to own its property and assets and to carry on its business as such business is now being conducted;

     (ii) Power and Authority: the Applicant has all legal power and authority to enter into this letter and the Charge Over Deposit Account and perform its obligations under this letter and the Charge Over Deposit Account and all action (including any corporate action) required to authorise the execution and delivery of this letter and the Charge Over Deposit Account and the performance of its obligations under this letter and the Charge Over Deposit Account has been duly taken;

    (iii) Legal Validity: this letter and the Charge Over Deposit Account constitute legal, valid, binding and enforceable obligations of the Applicant;

     (iv) Non-conflict with laws: the entry into and performance of this letter and the Charge Over Deposit Account and the transactions contemplated by this letter and the Charge Over Deposit Account do not and will not conflict with or result in a breach of (1) any law, judgment or regulation or any official or judicial order, or (2) the constitutional documents of the


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          Applicant, or (3) any agreement or document to which the Applicant is a party or which is binding upon it or any of its assets or revenues nor cause any limitation placed on it or the powers of its directors to be exceeded;

     (v) No consents: no consent of, giving of notice to, or registration with, or taking of any other action in respect of, any governmental authority or agency in any relevant jurisdiction or any shareholders of the Applicant is required for or in connection with the execution, validity, delivery, enforceability and admissibility in evidence in proceedings of this letter and the Charge Over Deposit Account, or the carrying out of any of the transactions contemplated hereby or thereby.

11.  Increased Costs

(a) If the result of any change in, or the introduction of, any law, regulation or regulatory requirement or any change in the interpretation or application thereof is to:-

     (i) subject the Issuing Bank to Taxes or change the basis of Taxation of the Issuing Bank with respect to any payment under this letter or the Guarantees or increase the Issuing Bank's liability to Taxes in respect of its obligation to issue the Guarantees (other than Taxes or Taxation on the overall net income or profits of the Issuing Bank imposed in the jurisdiction in which it is incorporated or in which its funding office under this letter or any Guarantee is located); and/or

     (ii) increase the cost of, or impose an additional cost on, the Issuing Bank in relation to the making, issuing or maintaining of the Facility or the Guarantees,

     then and in each such case:-

     (1) the Issuing Bank shall notify the Applicant in writing of such event promptly upon its becoming aware of the same; and

     (2) subject to Clause 16(a), the Applicant shall on demand pay to the Issuing Bank the amount which the Issuing Bank certifies as the amount required to compensate the Applicant for such increased cost; and

     (3) without prejudice to paragraph (2) above, the Applicant and the Issuing Bank shall discuss in good faith whether any alternative arrangement may be made to avoid such increased cost.

12.  Indemnities

     If an amount due to the Issuing Bank from the Applicant in one currency (the "first currency") is received by the Issuing Bank in another currency (the "second currency"), the Applicant's obligations to the Issuing Bank in respect of such amount shall only be discharged to the extent that the Issuing Bank may purchase the first currency with the second currency in accordance with its normal banking practice. If the amount of the first currency which may be so purchased (after deducting any costs of exchange and any other related costs) is less than the


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     amount so due, the Applicant shall indemnify the Issuing Bank against the shortfall.

13.  Payments

(a) All payments by the Applicant under this letter shall be made to the Issuing Bank to its account at such office or bank as it may notify to the Applicant for this purpose.

(b) Subject to Clause 16(a) (to the extent that Clause 16(a) is applicable to the relevant payment), payments under this letter shall be made for value on the due date at such times and in such funds as the Issuing Bank may specify as being customary at the time for the settlement of the relevant currency in cleared funds.

(c) Subject to Clause 16(a) (to the extent that Clause 16(a) is applicable to the relevant payment), all payments made by the Applicant under this letter shall be made in full without set-off or counterclaim, restriction, condition and free and clear of any Tax or other deduction or withholdings of any nature now or hereafter imposed save as provided in Clause 14.

(d) When any payment under this letter would otherwise be due on a day which is not a Business Day, the due date for payment shall, subject to Clause 16(a) (to the extent that Clause 16(a) is applicable to the relevant payment), be the immediately following Business Day unless that immediately following Business Day is in another calendar month, in which case the due date for payment will be brought forward to the previous Business Day. In either case, the amount payable shall be adjusted accordingly.

(e) The Issuing Bank shall maintain, in accordance with its usual practices, an account or accounts showing the sums owing by the Applicant under this letter and all payments in respect thereof made by the Applicant from time to time. Such account or accounts shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Applicant under this letter.

(f) Any certificate or determination of the Issuing Bank as to the Applicant's liability under this letter and any certificate or determination or calculation by the Issuing Bank of any currency exchange rate shall, in the absence of manifest error, be conclusive and binding on the Applicant.

14.  Taxes

     If at any time the Applicant is required to make any deduction or withholding in respect of Taxes or otherwise from any payment due under this letter for the account of the Issuing Bank, the sum due from the Applicant in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Issuing Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and, subject to Clause 16(a), the Applicant shall indemnify the Issuing Bank against any losses or costs incurred by the Issuing Bank by reason of any failure of the Applicant to make any such deduction or withholding or by reason of any increased payment not being made on


                                      -6-
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     the due date for such payment. The Applicant shall promptly deliver to the
     Issuing Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid. Subject to Clause 16(a), the Applicant shall, upon the demand of the Issuing Bank, indemnify the Issuing Bank against any Taxes (other than Taxes on overall net income) which may be imposed, levied, collected, assessed or otherwise claimed on, from or against the Issuing Bank in respect of any sum paid by the Applicant under this letter and against all costs, losses, expenses and liabilities which may be incurred or suffered by the Issuing Bank as a result of any levy, collection, assessment, imposition or claim contemplated in this Clause 14.

15.  Further Assurances

     The Applicant shall from time to time and at any time, whether before or after the Charge Over Deposit Account shall have become enforceable, execute and do all such transfers, assignments, assurances, acts and things as the Issuing Bank (whose opinion shall be conclusive and binding upon the Applicant) may reasonably require for perfecting the security position of the Issuing Bank under the Charge Over Deposit Account.

16.  Subordination

(a) Except for any debt or claim of the Issuing Bank against the Applicant under or in respect of sub-Clause 5(a)(v) (in relation to the initial guarantee issuance fee) or under or in respect of Clause 6 (Commitment Fee and Guarantee Issuance Fee) or Clause 19 (Expenses) of this letter, all other debts and claims of the Issuing Bank against the Applicant under or in respect of this letter (including under any document the form of which appears as a schedule to this letter), the Charge Over Deposit Account and/or under or in connection with any and all Guarantees issued under the Facility shall be postponed to the remaining Relevant Liabilities owed to the Relevant Creditors and, accordingly:-

     (i) except in the event of the liquidation of the Applicant (to which the provisions of (iii) below shall apply), the Issuing Bank shall not be permitted to recover or enforce or take any action to recover or enforce any such debt or claim of the Issuing Bank unless and until all of the remaining Relevant Liabilities of the Relevant Creditors have been fully paid or have otherwise been discharged, satisfied, released or ceased to exist;

     (ii) the Issuing Bank shall not, on the ground of any such debt or claim against the Applicant (but without prejudice to any other ground which the Issuing Bank may have), claim any set-off, abatement or other extinction or reduction in respect of any amount payable by the Issuing Bank to the Applicant unless and until all of the remaining Relevant Liabilities of the Relevant Creditors have been fully paid or have otherwise been discharged, satisfied, released or ceased to exist; and

    (iii) the Issuing Bank shall give to the Relevant Creditors in respect of such Relevant Liabilities the benefit of any proof which it is entitled to make in the liquidation of the Applicant in respect of any such debt or claim against the Applicant, until the remaining Relevant Liabilities of the Relevant


                                      -7-
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          Creditors have been fully paid or have otherwise been discharged, satisfied, released or ceased to exist.

     By signing this letter below, the Beneficiary shall be entitled to the benefit of the provisions of this clause 16(a), which shall not be amended, varied, modified or waived in any manner without the prior written consent of each party hereto.

(b) Following all the Relevant Liabilities of the Relevant Creditors having been fully paid or having otherwise been discharged, satisfied, released or ceased to exist, all debts or claims of the Issuing Bank against the Applicant under or in respect of this letter, the Charge Over Deposit Account and/or under or in connection with any and all Guarantees issued under the Facility, shall rank at least equally with all the other unsecured and unsubordinated obligations of the Applicant at the relevant time.

17.  Assignment And Participation

(a) This letter shall be binding upon and enure to the benefit of each party hereto and its successors.

(b) Neither the Issuing Bank nor the Applicant shall be permitted to assign or transfer any of its respective rights, benefits, duties or obligations hereunder.

(c) Subject to Clause 17(a), the Issuing Bank may at any time grant rights of sub-participation in all or any part of its rights or benefits hereunder.

18.  Waiver

     No waiver of any of the Issuing Bank's rights or powers or any consent by the Issuing Bank shall be valid unless signed by the Issuing Bank in writing. No failure or delay by the Issuing Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other rights, power or privilege. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law or any other rights the Issuing Bank may have.

19.  Expenses

     The Applicant shall forthwith on demand reimburse the Issuing Bank the amount of up to US$30,000, being the agreed amount of the expenses (including but not limited to legal fees and out-of-pocket expenses) incurred by the Issuing Bank in connection with the negotiation, preparation and execution of this letter and the Charge Over Deposit Account, drawdown under this letter and registration of the Charge Over Deposit Account as a registered charge. It is acknowledged that the agreed amount of the expenses referred to in the immediately preceding sentence are the expenses incurred by the Issuing Bank in connection with the matters referred to in that sentence and would not cover any additional work unconnected with those matters which the Applicant may request the Issuing Bank to undertake in the future.

20.  Interest


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(a)  If any sum payable by the Applicant under this Facility letter is not paid on its due date, including by reason of the application of the provisions of Clause 16(a) to that sum, the period beginning on the due date and ending on the date upon which the obligation of the Applicant to pay such sum (the balance thereof for the time being unpaid being herein referred to as an "unpaid sum") is discharged in full shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall be reasonably selected by the Issuing Bank, acting in good faith.

(b) During each such period relating thereto as is mentioned in Clause 20(a), an unpaid sum shall bear interest at a rate per annum equal to the average of the prime lending rate for Hong Kong dollars offered by the Issuing Bank at the relevant time for the relevant period. So long as the unpaid sum remains outstanding, interest accrued on such unpaid sum shall be compounded at the end of each such period referred to in Clause 20(a). The Issuing Bank shall notify the Applicant of the duration of each period and each interest rate determined under Clause 20(a) and under this Clause 20(b) respectively, provided that failure on the part of the Issuing Bank to do so will not absolve the responsibility of the Applicant to pay interest in accordance with the terms and provisions herein mentioned.

(c) Interest shall be calculated on the basis of the actual number of days elapsed and a year of 365 days including the first day of the period during which it accrues but excluding the last.

21.  Undertakings

(a) The Applicant undertakes with the Issuing Bank that so long as any Guarantee remains outstanding, the Applicant will, unless the Issuing Bank otherwise first agrees in writing (such agreement not to be unreasonably withheld or delayed):

     (i)  deliver to the Issuing Bank:

          (1) as soon as available and in any event within 120 days after the end of each of the Applicant's Financial Years (as defined below), beginning with the Applicant's Financial Year ending on 31 March 2005, its annual audited financial statements both on a consolidated and non-consolidated basis as at the end of and for that Applicant Financial Year;

          (2) as soon as available and in any event within 90 days after the end of the first six months of each of the Applicant's Financial Years (beginning with the six months ending on 30 September
               2004), the Applicant's semi-annual unaudited financial statements both on a consolidated and non-consolidated basis and as at the end of and for the relevant six month period;

          (3) for so long as any securities issued by the Beneficiary are listed on The Stock Exchange of Hong Kong Limited or any recognised stock exchange, the Applicant's quarterly unaudited financial statements for the quarters ending 30 June and 31 December in each Applicant Financial Year both on a consolidated and non-consolidated basis as soon as the same become available, but in any event not later than


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               the date falling 60 days after the end of each such quarter of each of the Applicant's Financial Years or, if later, one week after the date of the announcement of the results of the Beneficiary for the six months or, as the case may be, twelve months ended at the end of such quarter. Provided that if a copy of such unaudited financial statements has been delivered by the Applicant prior to the date of such announcement to any third party not being a Group Company (as defined below) and which is not bound by an obligation of confidentiality to the Beneficiary, then such unaudited financial statements shall be delivered not later than the date falling one week after the date on which such unaudited financial statements were delivered to such third party. In the event that all the securities issued by the Beneficiary cease to be so listed, the Applicant shall deliver such quarterly unaudited financial statements as soon as the same become available but in any event within 60 days after the end of such quarter;

          (4) as soon as available and in any event within 180 days after the end of each of the Beneficiary's Financial Years (as defined below), beginning with the Beneficiary's Financial Year ending on 31 December 2004, the Beneficiary's annual audited financial statements on a consolidated basis as at the end of and for that Beneficiary Financial Year;

          (5) as soon as available and in any event within 120 days after the end of the first six months of each of the Beneficiary's Financial Years (beginning with the six months ending on 30 June
               2004), the Beneficiary's consolidated interim report as at the end of and for the relevant six-month period;

     (ii) deliver to the Issuing Bank within 120 days after the end of each Beneficiary Financial Year (beginning with the financial year ending on 31 December 2004), an updated version of the Initial Memorandum (as defined below), in substantially the same form as the Initial Memorandum, to be dated the last day of such Beneficiary Financial Year, which sets out the estimated amount of the outstanding debts and claims against the Beneficiary which, if the date of the relevant updated memorandum were the date of the commencement of the winding up of the Beneficiary, would be admissible in proof against the Beneficiary.

(b) Each set of financial statements delivered by the Applicant pursuant to sub-Clauses 21(a)(i)(1) to (3) (inclusive) shall be certified by a director of the Applicant, for and on behalf of the Applicant, as fairly representing the financial condition of the Applicant and each of its subsidiaries or, as the case may be, of the Applicant, as at the date as at which those financial statements were drawn up.

(c) The Applicant shall procure that each set of Financial Statements delivered pursuant to sub-Clause 21(a)(i)(1) to (3) (inclusive) is prepared using generally accepted accounting principles in Hong Kong ("Hong Kong GAAP") and accounting practices consistent with those applied in the preparation of the audited consolidated financial statements of the Applicant for the Applicant's Financial Year ended 31 March 2004 ("Original Applicant Financial Statements") unless, in


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     relation to any set of financial statements, it notifies the Issuing Bank that there has been a change in Hong Kong GAAP, the accounting practices or reference periods and its auditors deliver to the Issuing Bank a description of any change necessary for those financial statements to reflect Hong Kong GAAP, accounting practices and reference periods upon which the Original Applicant Financial Statements were prepared.

(d) The Applicant shall procure that each set of financial statements delivered pursuant to sub-Clause 21(a)(i)(4) and (5) is prepared using Hong Kong GAAP and accounting practices consistent with those applied in the preparation of the audited consolidated financial statements of the Beneficiary for the Beneficiary's Financial Year ended 31 December 2003 ("Original Beneficiary Financial Statements") unless, in relation to any set of financial statements, the Applicant notifies the Issuing Bank that there has been a change in Hong Kong GAAP, the accounting practices or reference periods and the Beneficiary's auditors deliver to the Issuing Bank a description of any change necessary for those financial statements to reflect Hong Kong GAAP, accounting practices and reference periods upon which the Original Beneficiary Financial Statements were prepared.

(e) The Applicant shall procure that each updated memorandum delivered pursuant to sub-Clause 21(a)(ii) shall be certified by a director of the Beneficiary for and on behalf of the Beneficiary as having been prepared after due enquiry.

(f)  For the purposes of this Clause 21:-

     (i) "Applicant Financial Year" or "Applicant's Financial Year" means the twelve month period ending on 31 March in each year or such other date as the Applicant may designate at its discretion and notify to the Issuing Bank by not less than three months prior written notice or such shorter period as the Issuing Bank may agree;

     (ii) "Beneficiary Financial Year" or "Beneficiary's Financial Year" means the twelve month period ending on 31 December in each year or such other date as the Applicant may designate at its discretion and notify to the Issuing Bank by not less than three months prior written notice or such shorter period as the Issuing Bank may agree;

    (iii) "Group Company" means the Beneficiary and each of its subsidiaries from time to time, or each or any of them, as the context may require;

     (iv) "Initial Memorandum" means the memorandum dated 31st May, 2004 entitled "Project Dallas - PCCW Estimated Liabilities" which has previously been provided to the Issuing Bank by the Applicant and which sets out the estimated amount of the outstanding debts and claims against the Beneficiary which, if the date of the Initial Memorandum were the date of the commencement of the winding up of the Beneficiary, would be admissible in proof against the Beneficiary.

22.  Notice And Service Of Proceedings

     (a) Any notice or other communication given or made under or in connection with the matters contemplated by this letter shall be in writing.

     (b) Any such notice or other communication shall be addressed as provided in paragraph (c) below. All such notices or other communications from the Applicant shall be irrevocable, and shall not be effective until received by the Issuing Bank. All such notices or other communications from the Issuing Bank shall be deemed to have been duly given or made as follows:

           (i) if sent by personal delivery, upon delivery at the address of the relevant party;

          (ii) if sent by post, two days after the date of posting;

         (iii) if sent by facsimile, when despatched.

     (c) The relevant addressees and facsimile numbers of the Issuing Bank and the Applicant, respectively, are:

         Name of party                        Address                        Facsimile No.

         Issuing Bank
         Standard Chartered Bank (HK) Ltd     13/F Standard Chartered Bank   (852) 2821 1339
         [GRAPHIC TRANSLATION OMITTED]        Building
         Attn: Clara Wong,                    4-4A Des Voeux Road
         Senior Relationship Manager          Central Hong Kong

         Applicant
         PCCW-HKT Telephone Limited           39th Floor, PCCW Tower         (852) 2962 5725
         Attn:  Company Secretary             TaiKoo Place
                                              979 King's Road
                                              Quarry Bay
                                              Hong Kong

         With a copy to:-
         PCCW-HKT Telephone Limited           39th Floor, PCCW Tower         (852) 2521 5979
         Attn:  Group Treasurer               TaiKoo Place
                                              979 King's Road
                                              Quarry Bay
                                              Hong Kong

23.  Severability

     If any provision of this letter is prohibited or unenforceable in any jurisdiction such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

24.  Governing Law And Jurisdiction

     (a)  This letter shall be governed by the laws of Hong Kong.

     (b) For the benefit of the Issuing Bank, the Applicant irrevocably agrees that the courts of Hong Kong are to have jurisdiction to settle any disputes which may arise out of or in connection with this letter and that, accordingly, any legal action or proceedings arising out of or in connection with this letter ("Proceedings") may be brought in those courts and the Applicant irrevocably submits to the jurisdiction of those courts.

     (c) Nothing in this Clause shall limit the right of the Issuing Bank to take proceedings against the Applicant in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the Issuing Bank from taking Proceedings in any other jurisdiction, whether concurrently or not.

     (d) The Applicant irrevocably waives any objection which it may at any time have to the laying of the venue of any Proceedings in any court referred to in this Clause and any claim that any such Proceedings have been brought in an inconvenient forum.

     (e) The Applicant irrevocably consents to any process in any Proceedings anywhere being served by mailing a copy by post in accordance with the Notices provision of this letter. Nothing shall affect the right to serve any process in any other manner permitted by law.

     (f) To the extent that the Applicant has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court of from set-off or any legal process (whether service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Applicant hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this letter.

We trust that the above terms and conditions are acceptable to you and we look forward to a mutually rewarding relationship. Please signify your acceptance of the Facility upon the terms and conditions of this letter by signing the form of acceptance on the enclosed copy of this letter and returning the copy letter to us by no later than 7 days from the date hereof. In the absence of our written agreement to the contrary, if we do not receive the duly signed acceptance and copy letter by such time and date this offer will automatically lapse.

Yours faithfully,
For and on behalf of
STANDARD CHARTERED BANK (HK) LTD
[GRAPHIC TRANSLATION OMITTED]




----------------------------                ----------------------------
Authorised signatory                                 Authorised signatory

We hereby accept the offer by Standard Chartered Bank (HK) Ltd [GRAPHIC TRANSLATION OMITTED] to make available to us the Facility on and subject to the terms and conditions contained in its letter dated 13 July 2004 of which this is a true copy.


For and on behalf of
PCCW-HKT TELEPHONE LIMITED




---------------------------------
Authorised signatory and director
Date: 13 July 2004




We hereby accept the benefit of the subordination provisions of clause 16(a) of the Facility Letter dated 13 July 2004 of which this is a true copy.


For and on behalf of
PCCW LIMITED




---------------------------------
Authorised signatory and director
Date: 13 July 2004

                                   SCHEDULE 1


"Beneficiary" means PCCW Limited, a company incorporated in Hong Kong and having its registered office at 39th Floor, PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong;

"Business Day" means a day on which banks are open for business in Hong Kong.

"Capital Reduction" means a reduction of the capital of the Beneficiary proposed to be effected by eliminating the entire sum standing to the credit of the Beneficiary's share premium account, in order that the credit arising can be applied to eliminate the accumulated losses of the Beneficiary, with the balance of the credit arising being transferred to a special capital reserve to be created by the Beneficiary;

"Drawdown Period" means the period commencing on the date of this letter and expiring on the first anniversary of the date of this letter;

"Drawing" means the issuance of a Guarantee under the Facility;

"Final Maturity Date" means the date falling on the fourth anniversary of the date of this letter;

"Guarantee" means a guarantee denominated in Hong Kong Dollars issued or to be issued by the Issuing Bank at the request of the Applicant pursuant to the Facility in the form set out in Schedule 2 to this letter;

"Guaranteed Amount" means the maximum amount in Hong Kong Dollars guaranteed by the Issuing Bank under a Guarantee issued under this Facility, as stated in clause 1.2(b) of the relevant Guarantee;

"Guarantee Request and Notice of Drawing" means the request for the issuance of a Guarantee and a notice of drawing relating thereto, accompanied by an application form as is normally in use and required by the Issuing Bank, in the form set out in Schedule 3 to this letter;

"HK$" or "Hong Kong Dollars" means the lawful currency of Hong Kong;

"Hong Kong" means the Special Administrative Region of the People's Republic of China;

"Relevant Creditors" means any creditor or claimant in respect of a Relevant Liability;

"Relevant Liability" means any debt or claim outstanding at the date on which the proposed Capital Reduction becomes effective in accordance with section 61 of the Companies Ordinance which, if that date were the date of the commencement of the winding up of the Beneficiary, would be admissible in proof against the Beneficiary;

"Taxes" includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and "Taxation" shall be construed accordingly.

In this letter, unless the context otherwise requires:-

     (a) references to Clauses and Schedules are to be construed as references to the clauses of, and schedules to, this letter and references to this letter include its Schedules;

     (b) references to (or to any specified provision of) this letter or any other document shall be construed as references to this letter, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this letter or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Issuing Bank;

     (c)  words importing the plural shall include the singular and vice versa;

     (d) references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof;

     (e) any reference to the "Issuing Bank" shall, where the context permits, be construed so as to include its and any subsequent successors in accordance with their respective interests;

     (f) "including" or "includes" means including or includes without limitation.

                                  SCHEDULE 2

                                FORM OF GUARANTEE

                      1) STANDARD CHARTERED BANK (HK) LTD
                              [Chinese characters]





                         (2) PCCW-HKT TELEPHONE LIMITED



                                (3) PCCW LIMITED




                               ----------------

                                   GUARANTEE
                                 in favour of
                                 PCCW LIMITED

                               ----------------

THIS GUARANTEE is made on

BETWEEN:

(1) STANDARD CHARTERED BANK (HK) LTD [Chinese characters] whose registered office is at 13/F Standard Chartered Bank Building, 4-4A Des Voeux Road Central, Hong Kong (the "Issuing Bank"); and

(2) PCCW-HKT TELEPHONE LIMITED whose registered office is at 39/F., PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong (the "Applicant");

IN FAVOUR of:

(3) PCCW LIMITED whose registered office is at 39/F., PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong (the "Beneficiary").

WHEREAS:

(A) The Beneficiary proposes to present a petition (the "petition") to the High Court ("High Court") of the Hong Kong Special Administrative Region of the People's Republic of China ("Hong Kong"), for the confirmation of a cancellation of the Beneficiary's share premium account (referred to herein as the "capital reduction").

(B) With a view to obtaining an order of the High Court pursuant to section 60 of the Companies Ordinance (Cap. 32) of the Laws of Hong Kong confirming the capital reduction, the Issuing Bank has agreed at the request of the Applicant to give this guarantee in respect of the Beneficiary's liabilities as is set out in this document.

IT IS AGREED as follows:

1.   Guarantee

1.1. Subject to the capital reduction being confirmed by the High Court and such capital reduction becoming effective in accordance with Section 61 of the Companies Ordinance, the Issuing Bank hereby undertakes that if the Beneficiary fails to pay or satisfy any debt or claim outstanding at the date on which the proposed capital reduction becomes effective in accordance with Section 61 of the Companies Ordinance (the "Effective Date") and which, if that date were the date of the commencement of the winding up of the Beneficiary, would be admissible in proof against the Beneficiary (any such debt or claim being referred to herein as a "Relevant Liability"), the Issuing Bank will, subject to Clause 1.2, pay or satisfy such Relevant Liability, upon and subject to the terms and conditions of this Guarantee.

1.2. Subject to Clause 1.4 below, the liability of the Issuing Bank under this Guarantee shall be limited to the maximum aggregate sum of HK$[not to exceed 780,000000 and which amount shall be the amount of the dividends or other distributions proposed to be declared in reliance on the relevant Guarantee plus the fees and expenses of issuing the relevant Guarantee payable under the Facility Letter, the amount of which attributable to the relevant Guarantee will be agreed with the Issuing Bank prior to the issue of the Guarantee].

1.3. The Issuing Bank's liability under this Guarantee shall cease and determine at [complete time] on [complete date, which shall not be later than the Final Maturity Date specified in the Facility Agreement] (the "Termination Date"), but without prejudice to the continuing liability of the Issuing Bank to pay or satisfy (subject to Clauses 1.2 and 1.4):-

     (a) a Relevant Liability which is not disputed by the Beneficiary and in respect of which a creditor or claimant in respect of a Relevant Liability ("Relevant Creditor") has made written demand of the Issuing Bank prior to the Termination Date, but which has not been paid or satisfied by the Issuing Bank prior to that date; and

     (b) a Relevant Liability which is disputed by the Beneficiary, but in respect of which a Relevant Creditor has both (1) made written demand of the Issuing Bank prior to the Termination Date and (2) commenced court proceedings within one month of that written demand, but which has not been paid or satisfied by the Issuing Bank prior to the Termination Date.

1.4. The liability of the Issuing Bank shall be extinguished and this Guarantee shall cease to have effect if the amount paid up on the share capital in the Beneficiary has been increased as a result of issues of shares made after the Effective Date for cash or in consideration of property, shares or other assets or on the capitalisation of distributable reserves (save in so far as the proceeds of any such issue are applied in accordance with sections 49A or 49B of the Companies Ordinance) by the sum of HK$[insert amount of capital reduction].

2.   Payment Conditions

     No payment shall be made by the Issuing Bank under this Guarantee to any Relevant Creditor unless a written demand has been made by the Relevant Creditor on the Issuing Bank for payment of the Relevant Creditor's Relevant Liability in accordance with Clause 6 below and any one of the following sub-Clauses (a) to (e) is satisfied in relation to the relevant demand:

     (a) the Issuing Bank has received notice in writing from the Beneficiary that the demand is in respect of a Relevant Liability which the Beneficiary has admitted in writing to be then due and payable and outstanding for at least 14 banking days and that such Relevant Liability is properly due and payable under the terms of this Guarantee; or

     (b) the Issuing Bank has received notice in writing from the Beneficiary that the demand is in respect pf a Relevant Liability which has been the subject of a final judgement of a court of competent jurisdiction and that such Relevant Liability is properly due and payable under the terms of this Guarantee; or

     (c) if a receiver or receiver and manager has been appointed over all or any of the Beneficiary's revenues and assets and has not been discharged or stayed within 14 days, the Issuing Bank has received confirmation in writing from the receiver or receiver and manager that the Relevant Liability has, as a result, become due and payable under or pursuant to the provisions creating or constituting it and that such Relevant Liability is properly due and payable under the terms of this Guarantee; or

     (d) if a liquidation of the Beneficiary has commenced, the Issuing Bank has received confirmation in writing from the liquidator that the Relevant Creditor would then be entitled to prove in the liquidation of the Beneficiary in respect of a Relevant Liability and that such Relevant Liability is properly due and payable under the terms of this Guarantee; or

     (e) the Issuing Bank has received confirmation in writing by an order of a court of competent jurisdiction that such Relevant Liability is properly due and payable under the terms of this Guarantee.

3.   Payments

3.1. If a liquidation of the Beneficiary has commenced and the relevant conditions under Clause 2 above have been satisfied, payments shall (subject to the other terms and conditions of this Guarantee) be made by the Issuing Bank under this Guarantee to the Relevant Creditors on a pro-rata basis, according to the amount of the Relevant Liability which each Relevant Creditor is entitled to prove in the liquidation of the Beneficiary, in each case, as confirmed in writing to the Issuing Bank by the liquidator of the Beneficiary in accordance with the instructions contained therein.

3.2. In any other case, provided that the relevant payment conditions set out in Clause 2 above have been satisfied and subject to the other terms and conditions of this Guarantee, the Issuing Bank shall satisfy the Relevant Liabilities in the order in which claims in respect of those Relevant Liabilities are received by the Issuing Bank. If at any time the aggregate of claims received by the Issuing Bank in respect of Relevant Liabilities exceeds the maximum aggregate sum detailed in Clause 1.2 above, then the Issuing Bank shall satisfy such claims first received by it up to such maximum aggregate sum and all such claims not satisfied by the Issuing Bank under this Guarantee shall be the responsibility of the Beneficiary.

4.   Postponement of Claims

     If, pursuant to Clause 1, the Issuing Bank shall pay or satisfy any part of the Relevant Liability owed to a Relevant Creditor, the resulting debt or claim of the Issuing Bank against the Applicant and the resulting debt or claim of the Issuing Bank against the Beneficiary shall each be postponed to the remaining Relevant Liabilities owed to the Relevant Creditors and, accordingly:-

     (a) except in the event of the liquidation of the Applicant (to which the provisions of (c) below shall apply), the Issuing Bank shall not be permitted to recover or enforce or take any action to recover or enforce any such debt or claim of the Issuing Bank against the Applicant, and the Applicant shall not make and the Issuing Bank shall not receive any payment in respect of any such debt or claim against the Applicant, unless and until all of the remaining Relevant Liabilities of the Relevant Creditors have been fully paid or have otherwise been discharged, satisfied, released or ceased to exist;

     (b) the Issuing Bank shall not, on the ground of any such debt or claim against the Applicant (but without prejudice to any other ground which the Issuing Bank may have), claim any set-off, abatement or other extinction or reduction in respect of an amount payable by the Issuing Bank to the Applicant, unless and until all of the remaining Relevant Liabilities of the Relevant Creditors have been fully paid or have otherwise been discharged, satisfied, released or ceased to exist;

     (c) the Issuing Bank shall give to the Relevant Creditors in respect of such Relevant Liabilities the benefit of any proof which it is entitled to make in the liquidation of the Applicant in respect of any such debt or claim against the Applicant, until the remaining Relevant Liabilities of the Relevant Creditors have been fully paid or have otherwise been discharged, satisfied, released or ceased to exist;

     (d) except in the event of the liquidation of the Beneficiary (to which the provisions of (f) below shall apply), the Issuing Bank shall not be permitted to recover or enforce or take any action to recover or enforce any such debt or claim of the Issuing Bank against the Beneficiary, and the Beneficiary shall not make and the Issuing Bank shall not receive any payment in respect of any such debt or claim against the Beneficiary, unless and until all of the remaining Relevant Liabilities of the Relevant Creditors have been fully paid or have otherwise been discharged, satisfied, released or ceased to exist;

     (e) the Issuing Bank shall not, on the ground of any such debt or claim against the Beneficiary (but without prejudice to any other ground which the Issuing Bank may have), claim any set-off, abatement or other extinction or reduction in respect of an amount payable by the Issuing Bank to the Beneficiary, unless and until all of the remaining Relevant Liabilities of the Relevant Creditors have been fully paid or have otherwise been discharged, satisfied, released or ceased to exist;

     (f) the issuing Bank shall give to the Relevant Creditors in respect of such Relevant Liabilities, the benefit of any proof which it is entitled to make in the liquidation of the Beneficiary in respect of any such debt or claim against the Beneficiary, until the remaining Relevant Liabilities of the Relevant Creditors have been fully paid or have otherwise been discharged, satisfied, released or ceased to exist.

     Following all the Relevant Liabilities of the Relevant Creditors having been fully paid or having otherwise been discharged, satisfied, released or ceased to exist, the debt or claim of the Issuing Bank against the Applicant and the debt or claim of the Issuing Bank against the Beneficiary, in each case resulting from the Issuing Bank having paid or satisfied any part of the Relevant Liability owed to a Relevant Creditor, shall rank at least equally with all the other unsecured and unsubordinated obligations of the Applicant or the Beneficiary (as the case may be) at the relevant time.

5.   Benefit and Substitution of Guarantee

     The provisions of Clauses 1 and 4 of this Guarantee shall enure far the benefit of the Relevant Creditors at the Effective Date in respect of any Relevant Liabilities and shall be enforceable against the Issuing Bank by the Relevant Creditors as aforesaid provided that:

     (a) this Guarantee may be terminated or amended with the consent of the Beneficiary, the Applicant and the Issuing Bank and with the approval of the High Court, subject to such conditions as may be imposed by the High Court; and

     (b) the liability of the Issuing Bank under this Guarantee may be reduced or terminated in whole or in part, if and to the extent that a further guarantee, on such terms as the High Court may approve, is entered into to protect creditors of the Beneficiary who would otherwise have had the benefit of this Guarantee.

6.   Demands

6.1. Demands under this Guarantee shall be delivered personally or by recorded delivery to the Issuing Bank, marked for the attention of Clara Wong, Senior Relationship Manager, at 13/F Standard Chartered Bank Building, 4-4A Des Voeux Road Central, Hong Kong or such other address in Hong Kong as the Issuing Bank may notify the Beneficiary from time to time, accompanied by a declaration from the claimant that the Beneficiary has failed to pay the sums due and that the claimant did not consent to the proposed capital reduction. Such declaration shall be signed by two directors of the claimant (if the claimant is a corporation) or by the claimant (if the claimant is an individual) and, in each case, be accompanied by such evidence as the Issuing Bank may reasonably request to confirm that the claimant is entitled to make demand under this Guarantee.

6.2. The Issuing Bank may rely on any demand or other document or information believed by it to be genuine and correct to have been signed or communicated by the person(s) by whom it purports to be signed or communicated and the Issuing Bank shall not be liable for the consequences of such reliance and shall have no obligation to verify the facts or matters stated therein are true and correct.

6.3. The original copy of this Guarantee should be returned to the Issuing Bank when the obligations under this Guarantee are terminated and in any event no later than one month after the later of:

     (a)  the Termination Date; or

     (b) if on the Termination Date any Relevant Liabilities referred to in sub-Clause 1.3(a) or 1.3(b) remain outstanding, the date on which the last of those Relevant Liabilities is paid or satisfied by the Issuing Bank or the Issuing Bank receives notice in writing from the Beneficiary that the last of those Relevant Liabilities has otherwise been finally resolved.

     Except in the circumstances contemplated by sub-Clauses 1.3(a) and 1.3(b), the Issuing Bank shall have no liability under this Guarantee in respect of any demand made after the Termination Date.

7.   Law and Jurisdiction

7.1. This Guarantee shall be governed by and construed in accordance with the laws of Hong Kong.

7.2. The Issuing Bank agrees that the Hong Kong courts have jurisdiction to settle any disputes in connection with this Guarantee and accordingly submits to the jurisdiction of the Hong Kong courts.

8.   Consent

     The Issuing Bank, as a creditor or contingent creditor of the Beneficiary, hereby consents to the capital reduction as referred to in the petition.

9.   Amendment

     No amendment to this Guarantee is effective for any purpose unless it has been expressly agreed to in writing by the Beneficiary, the Applicant and the Issuing Bank.

IN WITNESS WHEREOF this Guarantee has been executed as a Deed by the parties hereto the day and year first before written.


STANDARD CHARTERED BANK (HK) LTD   )
[Chinese characters]               )
                                   )
                                   )
By:                                )
   --------------------------------
as the duly authorized attorney of )
Standard Chartered Bank (HK) Ltd   )
[Chinese characters]




___________________________________
Witness




THE COMMON SEAL of                 )
PCCW-HKT TELEPHONE LIMITED         )
was hereunto affixed               )
in the presence of:-               )




___________________________________
Witness




THE COMMON SEAL of                 )
PCCW LIMITED                       )
was hereunto affixed               )
in the presence of:-               )




___________________________________
Witness

                                   SCHEDULE 3

                     GUARANTEE REQUEST AND NOTICE OF DRAWING


To:      Standard Chartered Bank (HK) Ltd
         [GRAPHIC TRANSLATION OMITTED]

                                                           _______________, 2004



FACILITY LETTER  DATED  13 July 2004 (the "Facility Letter")
DRAWING NO.

We refer to the above Agreement and hereby:-

(a) request Standard Chartered Bank (HK) Ltd [GRAPHIC TRANSLATION OMITTED] to issue and establish a Guarantee under the Facility, particulars of which are being set out in the application form(s) herewith;

(b) confirm that the Guarantee is to be issued for the purposes set out in Clause 3 of the Facility letter;

(c) certify that the representations and warranties in the Facility letter are true and accurate as though made on and as at the date of this Guarantee Request and Notice of Drawing with reference to the facts and circumstances subsisting on such date;

(d) certify that no event referred to in Schedule 4 of the Facility letter has occurred and is continuing that has not been properly waived or remedied; and

(e) certify that the covenants and undertakings of the Applicant in the Facility letter have at all times been duly complied with, observed and performed.

Expressions used herein shall have the same meanings defined in the Facility letter.


                                                For and on behalf of
                                                PCCW-HKT Telephone Limited




                                                --------------------------------
                                                Director

                                   SCHEDULE 4


The events referred to in Clause 5(a)(vi) of the Facility letter are:-

     (i) Non-payment: the Applicant has failed to pay an amount due under the Facility Letter on the date on which it was due in accordance with the terms of the Facility Letter, except if the failure was caused solely by any administrative error or technical difficulty with the banking system in relation to the transmission of funds and payment was subsequently made within three Business Days of such due date;

     (ii) Other Breaches: the Applicant has failed duly and punctually to comply with any of its other obligations under the Facility letter or the Charge Over Deposit Account and in respect only of a failure which is capable of remedy, has not remedied such failure to the Issuing Bank's satisfaction within 20 Business Days after receipt of written notice from the Issuing Bank requiring it to do so, or if earlier, 20 Business Days of the date on which the Applicant first became aware of such breach;

    (iii) Breach of Representation: any representation or warranty made by or in respect of the Applicant in or pursuant to the Facility letter or the Charge Over Deposit Account is or proves to have been incorrect or misleading in any respect which materially adversely affects the ability of the Applicant to perform its obligations under the Facility letter and/or the Charge Over Deposit Account unless the underlying circumstances (if in the Issuing Bank's reasonable opinion capable of remedy) are remedied to the Issuing Bank's satisfaction within 20 Business Days of the Issuing Bank giving written notice to the Applicant requiring it to remedy or, if earlier, within 20 Business Days of the date on which the Applicant first became aware of such breach;

     (iv) Consents: any consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Applicant to authorise, or required by the Applicant in connection with, the execution, delivery, performance, validity, enforceability or admissibility in evidence of the Facility letter or the Charge Over Deposit Account is modified in a manner unacceptable to the Issuing Bank (acting reasonably) or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect;

     (v) Creditors: a creditor has attached or taken possession of, or a distress, execution sequestration or other process has been levied or enforced upon or sued out against, any of the material undertakings, assets, rights or revenues of the Applicant and has not been discharged within 14 days or any step has been taken to enforce any present or future security interest on or over all or any substantial part of the assets or revenues of the Applicant; or

     (vi) Suspension of Debts: the Applicant has stopped or suspended or threatened to stop or suspend payment of all or any material part of its debts or is unable or admits inability to pay its debts as they fall due or has commenced negotiations with its creditors generally or has taken any proceedings or other step with a view to the general readjustment or rescheduling or a moratorium of all or part of its indebtedness or has proposed a general assignment or entered into any composition or other arrangement for the benefit of its creditors generally or any class of creditors or proceedings have been commenced in relation to the Applicant under any law, regulation or procedure relating to reconstruction or readjustment of debts; or

    (vii) Winding-up: any person has taken any action, or any proceedings have been started or other steps taken by the Applicant or any other person, for (1) the Applicant to be adjudicated or found bankrupt or insolvent, (2) the winding-up, re-organisation, reconstruction (other than a solvent re-organisation or re-construction) or dissolution of the Applicant or (3) the appointment of a liquidator, administrator, trustee, receiver or similar officer of the Applicant of the whole or a material part of the Applicant's undertakings, assets, rights or revenues except those which (x) the Applicant can demonstrate to the satisfaction of the Issuing Bank are frivolous, vexatious or an abuse of the process of the court or (y) are discharged within 14 days ; or

   (viii) Illegality: it has become or will become unlawful for the Applicant to perform all or any of its obligations under the Facility letter or the Charge Over Deposit Account or any of the obligations of the Applicant under the Facility letter or the Charge Over Deposit Account are not or have ceased to be legal, valid and binding and in full force and effect; or

     (ix) Repudiation: the Applicant has repudiated the Facility letter or the Charge Over Deposit Account or has done or caused to be done any act or thing evidencing an intention to repudiate the Facility letter or the Charge Over Deposit Account or any action or proceedings have been commenced (and not withdrawn or dismissed within a period of 14 days after its commencement) to enjoin or restrain the performance of or compliance with any obligation of the Applicant under the Facility letter or the Charge Over Deposit Account or otherwise dispute the ability of the Applicant to enter into, exercise its respective rights or perform or comply with any of its respective obligations under the Facility letter or the Charge Over Deposit Account.